UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York

(Address of principal executive offices)

10019

(Zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series B Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series B Certificate of Designations”) which was filed with the State of Delaware on July 5, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series B Preferred Stock”). The Series B Preferred Stock shall be entitled to the whole number of votes equal to $2.0 million divided by $0.1867 (the closing bid price on July 5, 2017, the date of execution of the securities purchase agreement of the Series B Preferred Stock), or 10,712,372 votes. The Series B Preferred Stock has no dividend, liquidation or other rights which are preferential to our common stock and may be converted into shares of our common stock at a price equal to $0.1530 per share upon the earlier of the date of closing to the extent that the holder thereof reallocates shares of our common stock reserved for issuance under its certain senior secured convertible notes (the “Notes”) to conversion of the Series B Preferred Stock and otherwise three business days after receipt of shareholder approval of a reverse split of our Common Stock for which we intend to seek shareholder approval immediately upon closing of the purchase contemplated hereby.

On July 5, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale by the Company of 2,360 shares of Series B Preferred Stock at a purchase price of $1,000 per share, in a registered direct offering. The aggregate gross proceeds for the sale of the Series B Preferred Stock is $2.0 million. The Company intends to use the proceeds from the transaction for general corporate purposes. Pursuant to leak out agreements between the Investors and the Company, through July 31, 2017, the Investors may only sell on any trading day in the aggregate shares of our common stock owned by them equal to 35% of the daily average composite trading volume of our common stock as reported by Bloomberg, LP on such trading day.

The shares of Series B Preferred Stock were offered and will be sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2015 and subsequently declared effective on October 20, 2015 (File No. 333-207331) (the “Registration Statement”), and the base prospectus dated as of October 20, 2015 contained therein. The Company will file a prospectus supplement and the accompanying prospectus with the SEC in connection with the sale of the Series B Preferred Stock.

As of July 5, 2017, the remaining outstanding principal amount of the Notes is $15.7 million.

The representations, warranties and covenants contained in the Securities Purchase Agreement were made solely for the benefit of the parties to the Securities Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures. The forms of the Securities Purchase Agreement and the Series B Certificate of Designations are filed as Exhibits 10.1 and 3.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 5.03. Amendment to Certificate of Incorporation.

See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Form of Certificate of Designation of Series B Preferred Stock

10.1	Form of Securities Purchase Agreement

10.2	Form of Leak-Out Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Date: July 6, 2017	By:	/s/ Jennifer Simpson
	Name:	Jennifer Simpson
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Certificate of Designation of Series B Preferred Stock

10.1	Form of Securities Purchase Agreement

10.2	Form of Leak-Out Agreement